News Release

For:	Methode Electronics, Inc.	Contact:Joey Iske
	7401 West Wilson Avenue	Director of Investor Relations
	Chicago, IL 60706	708-457-4060
jiske@methode.com

Methode Electronics, Inc. Reports Third Quarter Fiscal Year 2007 Results

CHICAGO, March 2, 2007 — Methode Electronics, Inc. (Nasdaq: METH), a global manufacturer of electronic component and subsystem devices, today announced operating results for the quarter ended January 27, 2007, which is the third quarter of the 2007 fiscal year.

Methode reported third quarter fiscal 2007 net sales of $105.4 million, and net income of $4.7 million, or $0.13 per share. This compares with net sales of $95.1 million and net income of $2.8 million, or $0.08 per share in the third quarter of the 2006 fiscal year. In the first nine months of fiscal 2007, net sales were $317.5 million, compared to $305.3 million from the same period in the last fiscal year. Net income was $14.0 million in the first nine months of fiscal year 2007, or $0.38 per share, compared to $12.8 million, or $0.35 per share in the 2006 fiscal year.

Included in the third quarter and first nine-months of fiscal 2007 is a $1.9 million charge both before and after taxes, or $0.05 per share, related to the cost of closing Methode’s Scotland plant and transferring automotive manufacturing to its Malta facility.

The increase in net sales in the third quarter and first nine months of fiscal 2007 is primarily due to improved sales of power distribution products, fiber optic installations and automotive products in Europe and Asia.

For the third quarter of fiscal 2007, cost of products sold, as a percent of sales, decreased to 81.0 percent from 82.1 percent in the prior-year period. This primarily reflects improvement at Methode’s Shanghai operation, which operated profitably, in the third quarter.

Cost of products sold, as a percent of sales, in the nine-month period of fiscal 2007 was 81.4 percent compared to 80.8 percent in the nine-month period of fiscal 2006. The increase is predominately due to automotive volume erosion due to production cutbacks and the unprofitable status in our Shanghai operations during the first half of the year.

For the third quarter of fiscal 2007, selling and administrative expense, as a percent of sales, was 12.2 percent, compared to 13.4 percent in last year’s third quarter. Stock-based compensation costs for the third quarter of fiscal 2006 were higher as more stock-based compensation was subject to variable accounting prior to adoption of FAS123®, and Methode’s stock price increased during the quarter.

For the first nine months of fiscal 2007, selling and administrative expense, as a percent of sales was 12.6 percent compared to 13.6 percent last year. In the first nine months of fiscal 2007, stock based compensation costs were higher because an additional tranche of restricted stock awards was granted as Methode entered the third year of its restricted stock award program. In the first nine months of fiscal 2006, Methode reported a higher than normal selling and administrative expense, due to the bad debt provision of $3.2 million, $2.1 million net of tax, for receivables deemed impaired due to the bankruptcy of the U.S. subsidiaries of Delphi Corporation.

Donald W. Duda, President and Chief Executive Officer for Methode Electronics said, “Solid business growth in our power distribution and fiber-optics products and automotive products in Europe and Asia helped offset continued erosion from our traditional Detroit automotive OEM customers.” Mr. Duda continued, “Last year we set a goal to reach profitability at our China operations and to resolve inefficiencies associated at our Scotland automotive plant. Today, I am pleased to say that each of Methode’s businesses operating out of China was profitable in the third quarter. In addition, we transferred manufacturing from Scotland integrating production into our Malta facility, to realize improved operational efficiencies going forward.”

On March 1, 2007, Methode announced the acquisition of TouchSensor Technologies for $65 million in cash and assumed liabilities. Methode will include TouchSensor’s operations for the months of March and April in its 2007 fiscal year. Including TouchSensor, Methode expects to achieve fiscal year 2007 sales results between $430.0 million and $440.0 million. Fiscal year 2007 earnings per share are expected to be in the range of $0.52 to $0.55, which reflects an expected full-year $0.06 per share restructuring charge for the closure of Methode’s Scotland facility and modest dilution from the TouchSensor acquisition.

Conference Call

As previously announced, the Company will conduct a conference call led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, on March 2, 2007 at 10:00 a.m. Central Time. Methode invites you to listen to the webcast of this call by visiting the Company’s website at www.methode.com and entering the “Investor Relations” page and then clicking on the “Webcast” icon. You may participate on the conference call by dialing 877-407-8031 for domestic callers and 201-689-8031 for international callers. For those who cannot listen to the live broadcast, a replay, as well as an MP3 download will be available shortly after the call. The replay and download of the call will be available for seven days, by dialing 877-660-6853 for domestic callers and 201-612-7415 for international, both using the playback account number 286 and conference ID number 232236.

About Methode Electronics

Methode Electronics, Inc. is a global manufacturer of electronic component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode’s components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries, and the consumer and industrial equipment markets. Further information can be found at Methode’s website www.methode.com.

Forward-Looking Statements

Certain statements in this press release dated March 2, 2007 containing information on Methode’s third quarter reporting period for fiscal 2007 and offering guidance for its full year reporting period for fiscal 2007, are forward-looking statements that are subject to certain risks and uncertainties. Our business is highly dependent upon three large automotive customers and specific makes and models of automobiles. The Company’s results will be subject to many of the same risks that apply to the automotive, computer, telecommunication and appliance industries, such as general economic conditions, interest rates, consumer spending patterns and technological changes. Other factors, which may result in materially different results for future periods, include significant customer bankruptcy filings; restructuring, operational improvement and cost reduction programs currently under review by Methode; the current macroeconomic environment, including higher petroleum and copper prices affecting material and components used by Methode; potential manufacturing plant closures by automotive customers; potential strikes at automotive customers; and significant fluctuations in the demand for certain automobile models. In addition, market growth, operating costs, currency exchange rates and devaluations, delays in development, production and marketing of new products and other factors set forth from time to time in our reports filed with the Securities and Exchange Commission, impact our business. Any of these factors could cause our actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this press release are subject to the safe harbor protection provided under the securities laws. All information in this press release is as of March 2, 2007. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Methode Electronics, Inc.
Financial Highlights
(In thousands, except per share data, unaudited)
	Three Months Ended
	January 27,	January 28,
	2007	2006
Net sales	$105,412	$95,050
Other income	686	103
Cost of products sold	85,334	78,065
Restructuring charge	1,861	—
Selling and administrative expenses	12,910	12,746
Income from operations	5,993	4,342
Interest, net	1,056	647
Other, net	(335)	(719)
Income before income taxes	6,714	4,270
Income taxes	2,010	1,460
Net income	4,704	2,810
Basic and diluted earnings per common share	$0.13	$0.08
Average Number of Common Shares outstanding:
Basic	36,193	36,264
Diluted	36,562	36,413
	Nine Months Ended
	January 27,	January 28,
	2007	2006

Net sales	$317,499	$305,318
Other income	1,020	661
Cost of products sold	258,537	246,737
Restructuring charge	1,861	—
Selling and administrative expenses	39,939	41,368
Income from operations	18,182	17,874
Interest, net	2,778	1,655
Other, net	(9)	(625)
Income before income taxes and
cumulative effect of accounting change	20,951	18,904
Income taxes	7,100	6,145
Income before cumulative effect of accounting change	13,851	12,759
Cumulative effect of accounting change	101	—
Net income	13,952	12,759
Basic and Diluted Earnings per Common Share:
Income before cumulative effect of accounting change	$0.38	$0.35
Net income	$0.38	$0.35
Average Number of Common Shares outstanding:
Basic	36,260	36,250
Diluted	36,528	36,451
Note — Certain amounts in fiscal 2006 have been reclassified to conform to the classification in fiscal 2007.
Methode Electronics, Inc.
Summary Balance Sheets
(In thousands)
	January 27,	April 29,
	2007	2006

	(Unaudited)
Cash	$107,979	$81,646
Accounts receivable — net	61,620	74,223
Inventories	46,204	45,681
Other current assets	14,270	19,722

Total Current Assets	230,073	221,272
Property, plant and equipment — net	83,231	90,497
Goodwill — net	30,125	28,893
Intangible assets — net	14,175	17,540
Other assets	19,757	16,381

Total Assets	$377,361	$374,583

Accounts payable	$34,217	$41,581
Other current liabilities	32,234	32,622

Total current liabilities	66,451	74,203
Other liabilities	8,650	8,671
Shareholders’ equity	302,260	291,709

Total Liabilities and Shareholders’ Equity	$377,361	$374,583

Methode Electronics, Inc.
Summary Statements of Cash Flows (Unaudited)
(In thousands)
	Nine Months Ended
	January 27,	January 28,
	2007	2006
Operating Activities:
Net income	$13,952	$12,759
Provision for depreciation	14,103	13,277
Amortization of intangibles	3,576	4,184
Amortization of restricted stock awards	2,138	1,777
Provision for losses on accounts receivable	93	3,150
Deferred income taxes	(325)	(3,404)
Non-cash impact of currency translation adjustment	(491)	—
Changes in operating assets and liabilities	11,188	(10,313)
Other	371	318

Net Cash Provided by Operating Activities	44,605	21,748
Investing Activities:
Purchases of property, plant and equipment	(6,365)	(14,689)
Proceeds from sale of building	800	1,712
Acquisitions of businesses	(2,678)	(5,127)
Acquisitions of technology licenses	—	(2,402)
Other	(2,016)	(452)

Net Cash Used in Investing Activities:	(10,259)	(20,958)
Financing Activities
Options exercised	263	598
Dividends	(5,592)	(5,600)
Purchase of common stock	(3,059)	(1,664)

Net Cash Used in Financing Activities	(8,388)	(6,666)
Effect of foreign exchange rate changes on cash	375	(1,887)

Increase (Decrease) in Cash and Cash Equivalents	26,333	(7,763)
Cash and cash equivalents at beginning of period	81,646	87,142

Cash and Cash Equivalents at End of Period	$107,979	$79,379